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                                                                       EXHIBIT 1

                              AMENDED AND RESTATED
                          ARTICLES OF INCORPORATION OF
                         VIRTUAL TECHNOLOGY CORPORATION


         The undersigned, being the Secretary of Virtual Technology Corporation, a Minnesota corporation (the "Company"), subject to the provisions of Chapter 302A of the Minnesota Statutes, known as the Minnesota Business Corporation Act, does hereby certify that the following resolution was adopted by action of the members of the Board of Directors dated June 8, 1999, and the holders of a majority of the issued and outstanding shares of capital stock of the Company who were present in person or by proxy at a meeting of the shareholders of the Company held on June 9, 1999:

         RESOLVED, that the Articles of Incorporation of the Company be, and the same hereby are, amended and restated, and the following Amended and Restated Articles of Incorporation take the place of and supersede the existing Articles of Incorporation and all amendments thereto, pursuant to Minnesota Statutes
Section 302A.135, as follows:

                                    ARTICLE I

         The name of this corporation is Virtual Technology Corporation.

                                   ARTICLE II

         The registered office of the corporation is located at 3100 West Lake Street, Suite 400, Minneapolis, Minnesota 55416.

                                   ARTICLE III

         3.01. The aggregate number of shares which this corporation shall have the authority to issue is 100,000,000 shares of capital stock, each having $.001 par value.

         3.02. The Board of Directors may, from time to time, establish by resolution different classes or series of shares and may fix the relative rights and preferences of said shares in any class or series, including the par value thereof.

         3.03. The Board of Directors shall have the authority to issue shares of a class or series to holders of shares of another class or series to effectuate share dividends, splits, or conversion of its outstanding shares.

         3.04. No shareholder of the corporation shall have any preemptive rights.

         3.05. No shareholder shall be entitled to any cumulative voting rights.

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         3.06. The shareholders shall take action by the affirmative vote of the holders of a majority of the voting power of all voting shares represented at a duly held meeting of the shareholders, except where a larger proportion is required by law, these Articles, or a shareholder control agreement.

                                   ARTICLE IV

         Except as to those matters requiring shareholder approval, any action required or permitted to be taken by the Board of Directors of this corporation may be taken by written action signed by a majority of the directors then holding office.

                                    ARTICLE V

         A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for (i) liability based on a breach of the duty of loyalty to the corporation or the shareholders; (ii) liability for acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law; (iii) liability based on an improper distribution under Minnesota Statutes Section 302A.559 or on violations of state securities laws under Minnesota Statutes Section 80A.23; (iv) liability for any transaction from which the director derived an improper personal benefit; or (v) liability for any act or omission occurring prior to the date this Article becomes effective. If Minnesota Statutes Chapter 302A hereafter is amended to authorize the further elimination or limitation of the liability of directors or officers, then the liability of a director or officer of the corporation, in addition to the limitation on personal liability provided herein for directors, shall be limited to the fullest extent permitted by such amendment. Any repeal or modification of this Article by the shareholders of the corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director or officer of the corporation existing at the time of such repeal or modification.

         IN WITNESS WHEREOF, I have subscribed my name to these Amended and Restated Articles of Incorporation this 17th day of June, 1999.



                                  /s/ Jeffrey C. Robbins, Secretary
                                  ----------------------------------------------
                                  Jeffrey C. Robbins, Secretary